KOTTKE MANAGED COMMODITIES, LLC

CODE OF ETHICS

Kottke Managed Commodities, LLC, (the “Adviser”) hereby adopts this Code of Ethics (the “Code”) to guide and remind directors, officers and employees (“Supervised Persons”) of the fiduciary principles that govern the Adviser. This Code is adopted in compliance with new Rule 204A-1 of the Investment Advisers Act and Rule 17j-1 under the Investment Company Act. Supervised Persons are expected to act in accordance with the guidance and standards set forth in this Code. The purpose of this Code is to set standards for the Supervised Persons that are reasonably designed to deter wrongdoing and are necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; compliance with procedures regarding personal securities transactions; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code to the appropriate persons as set forth in the Code; and the prompt internal reporting of violations of the Code to the appropriate persons as set forth in the Code.

ARTICLE I

STANDARDS OF BUSINESS CONDUCT

1.1

Professional Responsibility

Supervised Persons are expected to observe both the form and the spirit of the ethical principles contained in this Code. Supervised Persons must perform their duties and responsibilities for the Adviser with honesty, diligence, and a commitment to professional and ethical responsibility; carefully, thoroughly and in a timely manner; and in conformity with applicable professional and technical standards.

1.2

Avoidance of Conflicts of Interest

Supervised Persons are expected to maintain objectivity and avoid undisclosed conflicts of interest. In the performance of their duties and responsibilities for the Adviser, Supervised Persons must not subordinate their judgment to personal gain and advantage, or be unduly influenced by their own interests or by the interests of others. Supervised Persons must avoid participation in any activity or relationship that constitutes a conflict of interest unless that conflict has been completely disclosed to affected parties. Further, Supervised Persons should avoid participation in any activity or relationship that could create the appearance of a conflict of interest.

A conflict of interest would generally arise if a Supervised Person directly or indirectly participated in any investment, interest, association, activity or relationship that may impair or appear to impair the Supervised Persons objectivity.

Any Supervised Person who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest should consider reporting such situation or activity using the reporting procedures set forth in Article V of this Code.

ARTICLE II

COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Supervised Persons are expected to know, respect and comply with all laws, rules and regulations applicable to the conduct of the Adviser’s business. If a Supervised Person is in doubt about the legality or propriety of an action, business practice or policy, the Supervised Person should seek advice through the reporting procedures set forth in Article V of this Code. In the performance of their work, Supervised Persons must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Adviser.

ARTICLE III

PROHIBITION OF INSIDER TRADING

Supervised Persons must not trade securities either personally or on behalf of others, while in possession of material non-public information or communicating material non-public information to others in violation of the law. Securities include common stocks, bonds, options, futures and other financial instruments. Material information includes any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. These laws provide substantial civil and criminal penalties for individuals who fail to comply. All questions regarding insider trading or reports of impropriety regarding stock transactions should be made through the reporting procedures set forth in Article V of this Code.

ARTICLE IV

PERSONAL SECURITIES TRANSACTION PROCEDURES AND REPORTING

This Article applies only to Access Persons, which are a sub-set of Supervised Persons required to comply with specific reporting requirements. An Access Person includes a Supervised Person who has access to non-public information regarding any client’s purchase or is involved in making securities recommendations to clients, or has access to such recommendation that are non-public.

4.1 Holding Reports.

Access Persons must deliver to Jonathan A. Markowitz (“Mr. Markowitz”) or a compliance officer that he may designate, a report of all holdings in covered reportable securities within ten days of becoming an Access Person and thereafter on an annual basis. The holdings report must include:

(i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of (if applicable) of each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (iii) the date the report is submitted. The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For new Access Persons, the information must be current as of a date no more than 45 days before the person became an Access Person.

4.2 Quarterly Transaction Reports

Access Persons must submit to Mr. Markowitz or compliance officer that he may designate a transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in covered/reportable securities during the quarter. The transaction reports must include information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the nature of the transaction (e.g., purchase, sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the report is submitted.

ARTICLE V

REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Supervised Persons should promptly report any conduct or actions by a Supervised Person that does not comply with the law or with this Code. Supervised Persons and the Adviser shall adhere to the following reporting procedures. Any Supervised Person who questions whether a situation, activity or practice is acceptable must immediately report such practice to Mr. Markowitz. Mr. Markowitz shall consider the matter and respond to the Supervised Person within a reasonable amount of time. Mr. Markowitz will contact the Adviser=s legal counsel when he believes it to be necessary. To the extent possible and as allowed by law, reports made by Supervised Persons under this Article V will be treated as confidential.

ARTICLE VI

GIFTS AND GRATUITY

In compliance with FINRA Rule 3060, no Supervised Persons shall directly or indirectly, give or permit to be given anything of value, including gratuity, in excess of $100.00 per individual per year to any person, principal, employee, agent or representative of another person where such payment of gratuity is in relation to the business of the Adviser.

Mr. Markowitz shall keep a written record of all payments and gratuities known by him covered by Rule 3060.

ARTICLE VII

DISCLOSURE OF THIS CODE

This Code shall be given to all Supervised Persons. All Supervised Persons will sign an acknowledgment certifying that they have received, understand and will comply with this Code. Upon request, this Code shall be delivered, without charge, to any client of the Adviser, as stated in the Adviser’s ADV Part II, Schedule F.

ARTICLE VIII

AMENDMENTS

This Code may only be amended by Mr. Markowitz. Any amendment of this Code must be disclosed by the Adviser in the manner prescribed by law and as set forth above in Article VI (Disclosure of this Code), unless such amendment is deemed to be technical, administrative, or otherwise non-substantive.

ACKNOWLEDGMENT REGARDING CODE OF ETHICS

In connection with the ongoing fiduciary and ethical responsibilities of Kottke Managed Commodities, LLC (the “Adviser”), including but not limited to Standards of Business Conduct, Avoiding Conflicts of Interest, Reporting Personal Securities Transactions, and Prohibition of Insider Trading, the undersigned hereby represents and warrants that he/she has received, understood and will comply with the Adviser” Code of Ethics.

READ, ACKNOWLEDGED AND AGREED:

Date: ___________________________

_________________________________________

                                                                          Supervised Person